DEAR SHAREHOLDER,

The past year has been one of growth and renewal for Nu Skin. In addition to welcoming a new management team, we introduced several new products and began to execute our renewed vision for growth.

Our vision is simple—to become the world's leading opportunity platform by empowering our people to improve lives. In 2017, we made great strides toward making this vision a reality through our growth strategy highlighted by:

•	Three percent year-over-year revenue growth ($2.28 billion)
•	$130 million of revenue from Q4 introduction of our new ageLOC® LumiSpa® device
•	Eight percent year-over-year customer growth
•	Double-digit growth in sales leaders
•	Generated over $300 million in cash flow from operations
•	Introduced several new products, including ageLOC® LumiSpa®, Dr. Dana Nail Renewal System, Powerlips Fluid, and RAU
•	Making good progress in leveraging social selling to empower sales leaders and grow the business

GROW
In 2017, we laid the groundwork for our strategy to grow the business. This strategy is centered on customer acquisition and is best summed up in four key areas—engaging Platforms, enabling Products, empowering Programs, and future Potential. While we are still in the preliminary stages of executing initiatives in each of these areas, our strategy created momentum that we expect will be a catalyst for continued growth in 2018 and beyond.

PLATFORMS
On the Platforms front, we have continued to make progress in our use of online social platforms to help our sales leaders acquire new customers. Our growth strategy is centered on customer acquisition, and we view social selling and providing a positive customer experience as key drivers for our business.

We are seeing strong use of social selling in many of our markets, with double-digit customer gains in the regions of Americas and South Asia/Pacific. In 2018, we will continue to focus on developing platform tools, technologies, and training to enhance our sales leaders' ability to build a socially enabled business.

PRODUCTS
Throughout our history, we have established a legacy of product innovation by delivering world-class products that provide incomparable benefits. At our Nu Skin LIVE! global sales event, we unveiled ageLOC® LumiSpa®, our latest skin care device. The fourth quarter introduction of this unique product accounted for approximately $130 million in sales, generating strong momentum in all of our markets. At LIVE!, we also previewed several additional products that have been developed to support sales leaders' social selling efforts. In 2018, we will launch some of these products in our markets, providing us with great ammunition to continue our momentum throughout the year.

PROGRAMS
Regarding our Programs, we are dedicated to delivering the world's leading opportunity through new and enhanced programs to better empower our sales force. The primary program we will be focused on in 2018 is called Velocity. Velocity is an enhanced sales compensation program intended to reward sales leaders for improved performance in a faster and more flexible manner—both vital for today's entrepreneurs. Early reaction from our sales force to this program strengthens our belief that Velocity will be a meaningful contributor to sales leader growth in the future, and we plan to execute the global rollout of Velocity over the next 24 months—except in Mainland China, which operates under a different business model.

POTENTIAL
We are also making significant investments to advance our long-term growth prospects and return greater value to our shareholders. For example, we recently completed the acquisition of two manufacturing partners in which we previously held non-controlling equity ownership, as well as a packaging company. Their collective solutions and facilities enhance our business by enabling us to bring product innovations to our customers more rapidly and effectively. We anticipate these acquisitions will be accretive to our annual results and will be meaningful contributors to our future success.

In summary, our future is bright! We have a solid foundation of more than 30 years to build on and are aggressively pursuing our 4P growth strategy. We drove renewed growth in 2017 and expect to accelerate that growth in 2018 and into the future, creating value and opportunity for our customers, sales leaders, and shareholders.

As always, thank you for your ongoing support.

Sincerely,
/s/ Ritch Wood
RITCH WOOD
Chief Executive Officer
FORWARD-LOOKING STATEMENTS: This annual report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company's current expectations and beliefs. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws and include, but are not limited to, statements of management's expectations regarding the company's performance, value, growth, customers and sales force, product launches, strategies, initiatives, acquisitions and areas of focus; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "anticipate," "potential," "intend," "plan," "will," "would," "could," "may," "might," the negative of these words and other similar words. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. We caution and advise readers that these statements are based on certain assumptions that may not be realized and involve risks and uncertainties that could cause actual results to differ materially from the expectations and beliefs contained herein. For a summary of certain risks related to our business, see the company's Annual Report on Form 10-K, filed on February 16, 2018, and other documents filed by the company with the Securities and Exchange Commission.